REGULUS

    Report on Assessment of Compliance with Regulation AB Servicing Criteria

1.    Pursuant to Subpart 229.1100 -- Asset Backed Securities, l7 C.F.R.
      ss.ss.229.1100-229.1123 ("Regulation AB"), Regulus Group LLC, is
      responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of Regulus' compliance in connection with loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the "Platform"). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2.    The servicing criteria set forth in Item 1122(d) of Regulation AB were used in Regulus' assessment of compliance. Regulus has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of
      Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the "Applicable Servicing
      Criteria"). Regulus has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because Regulus does not participate in the servicing activities referenced by such servicing criteria.

3.    As of and for the year ending December 3l, 2006, Regulus has complied in all material respects with the Applicable Servicing Criteria set forth in
      Item 1122(d) of Regulation AB.

4.    KPMG LLP, a registered public accounting firm, has issued an attestation report on Regulus' assessment of compliance with the Applicable Servicing
      Criteria as of and for the year ending December 31, 2006. A copy of that attestation report is attached hereto as Exhibit A.

/s/ Kimberlee Clark
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Kimberlee Clark
Chief Financial Officer

July 17, 2007